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                                                    EXHIBIT 5



To the Board of Directors of
Solutia Inc.

Re:  Registration Statement of Solutia Inc. on Form S-3

Ladies and Gentlemen:

     I have examined the Registration Statement on Form S-3 to be filed with the Securities and Exchange Commission by Solutia Inc. to register the following securities: senior and subordinated debt securities; shares of common stock, $0.01 par value per share, including attached rights to purchase shares of Series A Junior Participating Preferred Stock under Solutia Inc.'s Rights Plan; shares of preferred stock, $0.01 par value per share; depositary shares representing shares of the preferred stock; and warrants to purchase common stock, preferred stock, or depositary shares; all of which securities may be issued from time to time on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 at an aggregate initial public offering price not to exceed $600,000,000. I am familiar with the corporate proceedings taken by the Board of Directors to authorize the Registration Statement on Form S-3. I am also familiar with the Restated Certificate of Incorporation and the by-laws of Solutia Inc.

     Based on the foregoing, and having regard for such legal considerations as I have deemed relevant, I am of the opinion that:

     1. When the senior and/or subordinated debt securities have been authorized by appropriate corporate authorization and executed, authenticated and delivered against payment therefore, the debt securities will be validly issued and will constitute binding obligations of Solutia Inc., subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

     2. When the common stock, the preferred stock, and/or the depositary shares have been duly authorized by appropriate corporate authorization and issued upon receipt of payment therefor, the common stock, preferred stock, and/or depositary shares will be validly issued, fully paid, and non-assessable.

     3. When the warrants have been duly authorized by appropriate corporate authorization and executed, countersigned, and delivered against payment therefor, the warrants will be validly issued and will constitute binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.


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     I hereby consent to the use of this opinion as an exhibit to the registration statement relating to the securities described above and to the use of my name under the heading "Validity of Securities" in the related prospectus. In giving this consent I do not thereby admit that I am within the category of persons whose consent is required under
Section 7 of the Securities Act of 1933.


                        /s/ Karl R. Barnickol

                                      KARL R. BARNICKOL
                                      General Counsel
                                      Solutia Inc.

Saint Louis, Missouri
September 18, 2000